Exhibit 10.7

November 30, 2004	Revised

Matthew E. Czajkowski
1083 Burning Tree Drive
Chapel Hill, NC 27517

Dear Mr. Czajkowski:

On behalf of aaiPharma, Inc., I am pleased to offer you the position as Executive Vice President, Chief Financial Officer. We look forward to your contribution to aaiPharma. This letter will serve to confirm the terms and conditions of our offer of employment.

Compensation –
Your annual salary will be TWO HUNDRED AND FIFTY-FIVE THOUSAND DOLLARS ($255,000), with gross amounts equal to 1/26 of the total annual salary paid every other week. Compensation is based upon work actually performed. It is, therefore, terminable upon the severance of the employment relationship by either you or aaiPharma at any time for any reason.

Stock Options –
Effective as of your date of hire, you will be granted options to purchase 145,000 shares of aaiPharma common stock pursuant to the terms and conditions set forth in aaiPharma’s 1997 Stock Option Plan, a copy of which is attached.

Bonus and Restricted Stock Grant –
You will be entitled to receive a Bonus and a Restricted Stock Grant of 50,000 shares of restricted stock upon commencement of your employment. Fifty percent (50%) of the grant will vest after six months of employment; the remaining shares will vest on your one-year employment anniversary date. This Restricted Stock will contain a customary legend and the Restricted Stock will be forfeited if you leave the Company’s employment prior to the applicable vesting period.

After the one-year anniversary of employment, you will be eligible to participate in the annual performance bonus program consistent with the program provided other executives at this level.

Matthew E. Czajkowski

November 30, 2004

Starting Date of Employment –
We would like to target your start date on December 1, 2004. If this is not suitable, please contact the Human Resources Department as soon as possible. We will work with you to establish a mutually agreed upon start date. Upon reporting to work, you must provide proof of your identity for Employment Eligibility Verification in compliance with the Immigration Reform and Control Act of 1986. Prior to commencing work, the aaiPharma Human Resources Department should have received a fully completed and signed Employment Application and a copy of your transcript for the highest degree you have obtained.

Benefits –
Enclosed for your review is a Benefit Summary along with handbooks, which will give you detailed information on the coverage and benefits offered. Vacation will be credited to you at the rate applicable to employees who have 9.5 years of service. Please refer to the Employee Benefit Summary for applicable credit hours.

Relocation –
aaiPharma is willing to assist you in relocating, subject to the terms and conditions of the attached Relocation Addendum.

Employee Physical –
After reporting to work, a post-offer physical examination will be scheduled for you by the Human Resources Department. This examination will include a drug and alcohol screening. aaiPharma reserves the right to conduct random and periodic drug and alcohol testing during the term of your employment.

Other Contingencies to Offer –
This offer is contingent upon the results of appropriate background inquiries as to matters that may compromise your position with aaiPharma. As you may be aware, the pharmaceutical industry is a highly regulated industry with the FDA and the DEA having significant oversight responsibilities. Therefore, please complete the attached background investigation form and return it with your signed copy of this offer. Please recognize that these inquiries are based upon business necessity, however, they may not be completed prior to your starting date. In addition, this offer is contingent upon you fully and accurately completing the Employment Application prior to commencing employment.

Matthew E. Czajkowski

November 30, 2004

The enclosed Confidentiality and Non-Compete Agreement must be executed and returned to us along with this offer letter. Please note carefully the provisions contained therein and execute the agreement in the space indicated. Please note also paragraph 7, which requires you to list any other obligations or understandings that may affect your ability to provide service to aaiPharma in the job described.

As stated under compensation, this offer of employment is for an indefinite term. Therefore, either party may sever the employment relationship by notice to the other party at any time for any reason.

If the above terms and conditions are acceptable, please sign and date the two (2) originals and return one original to Human Resources, marked “confidential,” at the address above within the next week if possible. Please be aware that this letter and the enclosures identified in the letter represent all of the terms of employment.

We look forward to having you as a member of our team.

Sincerely,

/s/ John W. Harrington

John W. Harrington
Executive Vice President, Human Resources
aaiPharma

ACCEPTED:	/s/ Matthew E. Czajkowski

	Matthew E. Czajkowski	Starting Date